Exhibit 10.2

February 9, 2022

Christopher Peterson
Via email

RE:    Participation in Executive Severance Plan

Dear Chris,

This letter agreement (the “Letter Agreement”) documents your participation in the Newell Brands Executive Severance Plan (the “Plan”). Your participation in the Plan will commence on the date of your countersignature of the Letter Agreement.

By signing below, you acknowledge and agree with Newell Brands Inc. (the “Company”) that the Plan replaces and supersedes, and you hereby waive, any and all rights to severance payments and other severance benefits under any employment security agreement (“ESA”) or other written agreement between you and the Company and/or any of its Affiliates in effect as of the date of this Letter Agreement (other than any provisions thereof that apply to awards with respect to Company securities that were granted prior to the effective date of your participation in the Plan). You further acknowledge and agree that the provisions of that letter agreement dated as of December 26, 2020 (the “Prior Letter Agreement”) amending your offer letter dated June 25, 2019 are terminated in full and shall be of no further force or effect.

Notwithstanding the foregoing or any other provision of the Plan, all of your awards with respect to the securities of the Company that are still outstanding upon the date of your termination of employment and that were granted prior to the date of your signature below shall continue to be subject to, and entitled to the benefits and protections under, the terms of any applicable award agreement and any other plan, agreement, policy or other arrangement, including any ESA or other written compensation arrangement, to which such awards may be subject as of the date you sign this Letter Agreement (without application of Sections I.e and II.d of the Plan), excluding in all cases the terms of the Prior Letter Agreement, which shall have no further effect.

You and the Company further agree that in the event you are not satisfied with your career development at the relevant time, you may elect to voluntarily terminate your employment with the Company upon not less than sixty days written notice delivered to the Company either between the dates of May 1 and May 15, 2022 or between the dates of February 14 and March 1, 2023 (such termination of employment being referred to as a “Qualifying Termination”). In the event of a Qualifying Termination, and notwithstanding any contrary provisions of the Plan, the following provisions will apply:

•Your termination will be treated as a termination by you for Good Reason for purposes of the Plan and you will be entitled to the corresponding benefits set forth in Section II of the Plan (or, in the event of a Qualifying Termination within 24 months following a Change in Control, Section I of the Plan).

•Section II.d of the Plan (or, in the event of a Qualifying Termination within 24 months following a Change in Control, Section I.e of the Plan) will apply to all of your awards with respect to Company securities (including restricted stock units and stock options) outstanding as of the date of this Letter Agreement to the same extent as if such awards had been granted following the effective date of your participation in the Plan.

•In order to receive the foregoing benefits, you will be required to sign and return the Restrictive Covenants and any release or other documentation required under the Plan for the receipt of benefits and otherwise comply with all obligations of an Executive set forth in the Plan, including the requirement to sign and return a separation agreement and general release, in the form substantially similar to that required of similarly-situated employees of the Company, within 45 days after the termination of your employment and not revoke such release within the time permitted by law (which consideration period and revocation period together may not exceed 60 days following termination of your employment). Such release may require repayment of any benefits under the Plan if you are found to have committed acts that would have justified a termination for Good Cause.

•For the avoidance of doubt and notwithstanding anything else set forth herein to the contrary, you will not be entitled to any of the foregoing benefits in the event that at any time prior to a Qualifying Termination, your employment is terminated voluntarily by you or by the Company for Good Cause.

Payments and benefits provided under this Letter Agreement are intended to be exempt from, or comply with, Section 409A of the Internal Revenue Code. This letter agreement shall be construed, administered, and governed in a manner that affects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this letter may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of additional tax under Code Section 409A. If you are a party to a prior agreement which is subject to Code Section 409A, then to the extent necessary to comply with Code Section 409A payment under this Letter Agreement and the Plan shall be made at the same time and in the same form of payment as provided in such agreement.
Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Code Section 409A, the tax treatment of the benefits provided under this Letter Agreement is not warranted or guaranteed. Neither the Company nor its affiliates nor its or their directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you or any other taxpayer as a result of this letter.

Capitalized terms used and not defined herein have the meanings assigned to such terms by the Plan.

Except as expressly set forth herein, this Letter Agreement does not amend, alter or extend any terms of your employment.

Sincerely,

/s/ Stephen B. Parsons

Stephen B. Parsons
Chief Human Resources Officer

To indicate your acceptance of this Letter Agreement , please sign in the space provided below and return it to the Company’s Chief Legal & Administrative Officer, Brad Turner, at bradford.turner@newellco.com.

Notwithstanding anything in this Letter Agreement to the contrary, you acknowledge and agree that all bonus payouts and other awards described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Company’s common stock may be traded).

 /s/ Christopher H. Peterson
_______________________
Signature

Christopher H. Peterson___
Printed Name

February 9, 2022_________
Date

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